Exhibit 10.6
SERVICES AGREEMENT
This Services Agreement (“Agreement”) is entered into as of August 29, 2006, by and between John J. Andary, an individual, located at 17563 Rolling Woods Circle, Northville, Michigan 48168 (hereinafter called “CONSULTANT”) and webMethods, Inc., a company with its principal office at 3877 Fairfax Ridge Road-South Tower, Fairfax, Virginia 22030 (including its affiliates, hereinafter referred to as “CLIENT”).
In consideration of the mutual promises and covenants contained herein, the parties hereto agree as follows:
1.	Engagement of Consultant; Consulting Tasks; Time Commitment. CLIENT hereby engages CONSULTANT, and CONSULTANT hereby agrees, to advise CLIENT on the matters, achieve the objectives and deliver the work product listed in the Scope of Services section in Appendix A attached hereto (hereinafter referred to as the “Services”) in accordance with the provisions set forth herein. If any provisions of Appendix A conflict with any provisions set forth in this Agreement, the provisions of Appendix A shall govern. CLIENT understands that the manner and means used by CONSULTANT to accomplish the Services is in the sole discretion and control of CONSULTANT. However, CONSULTANT will utilize the highest degree of skill and expertise in order to professionally accomplish the Services in a timely fashion. Except where the nature of the Services requires that they be performed at specific times, CONSULTANT is free to choose the specific times at which work will be performed. However, CONSULTANT and CLIENT agree that the work performed shall be on a five (5) day per week basis (Monday through Friday), and shall principally be performed at the CLIENT’s facilities in Fairfax, Virginia, with travel on behalf of CLIENT when needed. CONSULTANT agrees that he shall not take on any new consulting assignments during the Term of this Agreement. Notwithstanding the foregoing, CLIENT acknowledges that CONSULTANT is finishing tasks for other clients and, as such, understands that CONSULTANT may be unavailable to work on CLIENT projects on approximately four (4) days during this period. CLIENT also acknowledges that CONSULTANT shall be largely unavailable August 30, 2006 through September 5, 2006.

2.	Fees. CLIENT agrees to pay CONSULTANT in accordance with the rates outlined in the rate schedule set forth in Appendix A. CONSULTANT agrees to invoice CLIENT bi-weekly for all Services performed during the period. CLIENT agrees to remit payment for Services to CONSULTANT within ten (10) business days of receipt of invoice. CLIENT agrees to reimburse CONSULTANT for business and business-related travel expenses as specified in item 3 (Expenses) below.

3.	Expenses. CONSULTANT will be reimbursed for reasonable out of pocket business and business-related expenses incurred upon the periodic presentation by CONSULTANT of an itemized account of such expenditures in a form and manner requested by CLIENT. Reasonable out of pocket business and business-related expenses include, but are not limited to, round-trip airfare each week between consultant’s home and CLIENT’s location, parking fees and ground transportation, automobile rental, reasonable hotel or corporate apartment accommodations, daily meals or meal allowance, phone and laundry, and other reasonable expenses associated with the conduct of the position. Upon reasonable request by CLIENT, CONSULTANT shall travel to appropriate locations to perform the services (where the nature of such tasks so requires) within the Time Commitment noted in item 1 above. Travel time for such requested travel shall count as time spent on the services.

4.	Term. CONSULTANT shall commence work under this Agreement on August 30, 2006 (the “Start Date”). The initial term of this Agreement will be set forth in Appendix A, unless terminated under the provisions of item XX below, or extended by mutual agreement of the parties, and will be, at a minimum, ninety (90) consecutive days of full-time consulting services from the Start Date. The term of this agreement, unless otherwise determined in Appendix A, will be defined by calendar days. The Agreement will be deemed to have been extended beyond the original end date on the same terms and conditions stated herein until such time as the CONSULTANT or CLIENT provides thirty (30) days written notice to terminate the agreement.

5.	No Conflicts. CONSULTANT represents and warrants that: (a) CONSULTANT is not bound by, and will not enter into, any oral or written agreement with another party that conflicts in any way with CONSULTANT’s obligations under this Agreement or any agreement made or to be made in connection herewith and (b) CONSULTANT’s agreements and performance under this Agreement and such related agreements do not require consent or approval of any person that has not already been obtained.

6.	Confidentiality of Protected Information. As a condition to CONSULTANT’s engagement hereunder, CONSULTANT to enter into CLIENT’s standard Non-Disclosure Agreement, a form of which is attached hereto as Exhibit 1, pursuant to which CONSULTANT agrees to maintain in confidence and not to disclose to any person, firm or corporation, without CLIENT’s prior consent, any trade secret or confidential information, knowledge or data relating to the products, process or operations of the CLIENT. CONSULTANT further agrees to maintain in confidence and not to disclose to any person, firm or corporation any data, information, technology or material developed or obtained by CONSULTANT during the term of this Agreement. CONSULTANT shall not disclose any information to CLIENT which CONSULTANT believes to be confidential or proprietary to itself or any third party.

7.	Insurance. CLIENT agrees to maintain and administer any and all professional liability and other appropriate insurance coverage for the CONSULTANT while this Agreement is in force. See Item 9 below.

8.	Termination.

(a) This Agreement may be terminated by either party on thirty (30) days’ prior written notice to the other, regardless of whether or not the services have yet been completed. On termination, CONSULTANT shall deliver to CLIENT any supplies or equipment provided by CLIENT for use in performing the services, and all physical property and documents or other media (including copies) that contain Protected Information.

(b) In the event of the termination of this Agreement:

(1) By CONSULTANT upon CLIENT’s breach or violation of any material provisions of this Agreement, which breach or violation shall not be cured within ten (10) days after written notice thereof, the obligation of CLIENT to pay fully on this Agreement for Services rendered will not terminate and, as such, all amounts owing to CONSULTANT hereunder, including reimbursement of business and business-related travel expenses, shall be paid to CONSULTANT immediately upon termination;

(2) By CONSULTANT without cause (as defined in Item 9.b(1) above), no further payments for Services shall be due and payable by CLIENT hereunder for Services rendered after the termination;

(3) By CLIENT upon CONSULTANT’s willful negligence or insubordination, which shall not be cured within ten (10) days after written notice thereof, no further payments for Services shall be due and payable by CLIENT hereunder for Services rendered after the termination; and

(4) By CLIENT without cause (as defined in Item 9.b(4) above), the obligation of CLIENT to pay fully on this Agreement for Services rendered will not terminate and, as such, all amounts owing to CONSULTANT hereunder, including reimbursement of business and business-related travel expenses, shall be paid to CONSULTANT immediately upon termination.

9.	Independent Contractor; No Employee Benefits. The relationship between CONSULTANT and CLIENT, established by this Agreement, will be that of independent contractor. CONSULTANT shall at all times act as an independent contractor and not as an employee of CLIENT. Accordingly, CONSULTANT understands that CLIENT will not pay or withhold from payments to CONSULTANT under this Agreement any FICA (social security), state unemployment or disability insurance premiums, state or federal income taxes, or other taxes and that CONSULTANT will be responsible for payment of all fees and taxes, including federal, state and local taxes, arising out of CONSULTANT’s activities in accordance with this Agreement, including paying his own federal self-employment tax (in lieu of FICA), state and federal income taxes (including estimated tax payments) and other applicable taxes. CONSULTANT also understands that he will receive no employee benefits of any kind, including, for example, health insurance. Notwithstanding the foregoing, CLIENT agrees to add CONSULTANT’s name as a “named insured” on the current

CLIENT D&O liability insurance policy (and any future CLIENT D&O liability insurance policies that may cover the Term of this Agreement, effective August 30, 2006. During the Term of the Agreement, CONSULTANT will be subject to all of the restrictions imposed on executive officers with regard to trading in CLIENT securities.

10.	Miscellaneous. Neither party has any authority to bind the other in any way. Nothing herein shall be construed to create a relationship between the parties in the nature of a profit sharing, partnership, joint venture, principal/agent, employment, or any other relationship which might impose liability on any party hereto for its past, present, or future debts, liabilities, obligations, acts, or omissions. This Agreement, and that Non-Disclosure Agreement dated August 23, 2006 (“Non-Disclosure Agreement”) by and between the parties hereto, constitute the entire agreement between the parties relating to the subject matter hereof. Except as expressly provided herein, this Agreement and the Non-Disclosure Agreement shall not be amended except by written agreement between the parties. No oral waiver, amendment or modification shall be effective under any circumstances, and the failure of either party at any time to require performance by the other party of any provision hereof shall not be taken or held to be a waiver of the provision itself. If any word, phrase, clause, sentence, provision, paragraph, term, covenant or conditions of this Agreement is or shall be held invalid or unlawful for any reason by a court of competent jurisdiction, the same shall be deemed severed from the remainder hereof, and stricken there from, and shall in no way affect or impair the validity of this Agreement or any other portion thereof, and this Agreement shall otherwise remain in full force and effect. The representations and warranties herein shall survive termination or expiration of this Agreement. This Agreement shall be governed and construed under the laws of the Commonwealth of Virginia, excluding choice of law rules.

11.	Taxpayer Identification Number. The information in this item is provided in lieu of IRS Form W-9. CONSULTANT’s taxpayer identification number is:
Social Security Number: _____ __ ____
(for individual or sole proprietorships).
OR
Employer I.D. Number:
IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date set forth above.

Consultant: John J. Andary	Client: webMethods, Inc.

Signed /s/ John J. Andary	Signed /s/ Douglas W. McNitt

Name/Title Consultant	Name/Title Executive Vice President

Date:	Date:

APPENDIX A
SERVICE AGREEMENT
1.	SCOPE OF SERVICES:

CONSULTANT shall advise CLIENT on the matters, achieve the objectives and deliver the work product arising from a full-range of Interim Chief Financial Officer services, including, without limitation, leading the CLIENT’s Accounting and Finance organization, on an interim basis, as “Interim CFO”, which includes holding responsibility for financial accounting, reporting and certification, financial planning, budgeting and analysis, investor relations, treasury and tax, risk management, travel and facilities.

CONSULTANT shall report directly to the CEO, and shall also have direct and unfettered access to the Audit Committee of the Board of Directors of CLIENT.

CONSULTANT shall be an interim member of the executive management team (“XMT”) and attend XMT and other executive staff meetings.

CONSULTANT shall lead an assessment of the Finance team and shall recommend to the CEO staffing / hiring decisions appropriate to the needs of the organization.

2.	RATE SCHEDULE:

Consultant Name	Rate	Start Date	End Date
JOHN J. ANDARY	$220.00 per hour	8/30/2006	12/06/2006 — w/extension possible.
It is the intention of the parties that CONSULTANT will devote on average at least one hundred sixty (160) hours per month to CLIENT during the Term.

Consultant: John J. Andary	Client: webMethods, Inc.

Signed /s/ John J. Andary	Signed /s/ Douglas W. McNitt

Name/Title Consultant	Name/Title Executive Vice President

Date:	Date: